EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:
Hanif Jamal	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com
Dot Hill Reviewing Stock Option Practices
Second Quarter Form 10-Q Filing Delayed
CARLSBAD, Calif. — August 10, 2006 — Dot Hill Systems Corp. (NASDAQ:HILL) today announced that, in response to recently reported industry issues around option pricing, its Audit Committee, which is comprised of independent directors, has begun a self-initiated review of the company’s historical stock option grant practices and related accounting. This review is proactive and voluntary and was initiated in connection with Dot Hill’s filing of its Quarterly Report on Form 10-Q for the three months ended June 30, 2006. The company has reviewed its option grant practices dating back to the company’s merger with Artecon, Inc. in 1999 and has identified certain miscellaneous discrepancies relating to its option grant practices during the 2000 through 2003 fiscal years. Based on a preliminary review, the company believes that the cumulative impact of all such discrepancies is an understatement of compensation expense of less than $500,000. At this time, the Audit Committee is in the final stages of its review but has not reached final conclusions about the company’s stock option practices and the related accounting treatment. Until the Audit Committee’s review is complete, Dot Hill will be unable to complete and file its Quarterly Report on Form 10-Q for the three months ended June 30, 2006 and Dot Hill cannot be certain that it won’t identify additional discrepancies. Dot Hill intends to file its Quarterly Report on Form 10-Q as soon as practicable after the completion of the Audit Committee’s review. Dot Hill will not be able to comment on these matters until after the Audit Committee has completed its review.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding the results of the Audit Committee’s review and the timing of the filing of Dot Hill’s Quarterly Report on Form 10-Q. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things, potential delays in the Audit Committee’s review, the results of such review, potential delays in the completion and filing of the Quarterly Report on Form 10-Q, and the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.